Exhibit 99.1

   Speedway Motorsports Reports Results for the First Quarter 2005; Reaffirms Full Year 2005 Guidance and Announces Stock Repurchase Program

    CONCORD, N.C.--(BUSINESS WIRE)--April 27, 2005--Speedway Motorsports, Inc. (SMI) (NYSE:TRK) today reported first quarter 2005 total revenues of $95.3 million, net income of $14.0 million and diluted earnings per share of $0.32, reaffirmed its earnings guidance for the full year 2005 of $2.15 to $2.25 per diluted share, and announced a stock repurchase program.
    The first quarter 2005 results are not directly comparable to 2004 because of NASCAR NEXTEL Cup and Busch Series racing events at Bristol Motor Speedway held and reported in the first quarter 2004 that are being held and reported in the second quarter 2005.
    Changes in race schedules at the Company's speedways from time to time lessen the comparability of operating results between quarterly financial statements of successive years. Quarterly operating results are impacted principally from variable revenues and costs directly related to held events and certain fixed costs do not change when race dates change.

    First Quarter Comparison

    The following decreases in first quarter 2005 results are primarily attributable to reporting NASCAR racing events at Bristol Motor Speedway in the first quarter 2004 that will be reported in the second quarter 2005. For the first quarter 2005 as compared to 2004:

    -- total revenues decreased 22% or $26.8 million to $95.3 million;

    --  net income decreased 43% or $10.7 million to $14.0 million;
        and

    --  diluted earnings per share decreased 44% or $0.25 to $0.32.

    2005 Earnings Guidance Reaffirmed

    The Company reiterated these first quarter 2005 earnings are consistent with its previous full year 2005 guidance of $2.15 to $2.25 per diluted share.

    Stock Repurchase Program

    The Company's Board of Directors has approved a stock repurchase program authorizing SMI to repurchase up to 1.0 million shares of outstanding Company common stock from time to time, depending on market conditions, share price and other factors. The purchases could be in the open market or private transactions. The stock repurchase program is effective immediately, will be funded using the Company's working capital and may be suspended or discontinued at any time. As of March 31, 2005, the Company had approximately $252.2 million of cash and cash equivalents and 43,953,000 shares of common stock outstanding.

    2005 First Quarter Highlights

    First quarter highlights include Las Vegas Motor Speedway hosting record sold-out capacity crowds at its NASCAR UAW-DaimlerChrysler 400 NEXTEL Cup Series, and record near sold-out attendance at the Sam's Town 300 Busch Series, racing events. Also, Atlanta Motor Speedway attracted near record attendance at its NASCAR Golden Corral 500 NEXTEL Cup and Aaron's 312 Busch Series racing events.
    Other first quarter highlights include the Company's successful amendment of its $300.0 million bank credit facility and term loan (the Credit Facility) which provides greater flexibility with respect to letters of credit, dividend payments, repurchases of Company common stock and permitted investments of available cash, as well as reduces interest rates and extends maturity to March 2010 from May 2008.
    "Our first quarter 2005 results, on a comparable event basis, show significant increases in all event revenue categories, and would show a significant increase in net income over last year if the results of Bristol Motor Speedway's first quarter 2004 NASCAR NEXTEL and Busch Series racing events were excluded," stated H.A. Wheeler, chief operating officer and president of Speedway Motorsports. "Atlanta Motor Speedway's strong NASCAR NEXTEL Cup event attendance evidences its long-standing reputation of offering fans some of the best on-track competition in NASCAR. Atlanta's location in a top media market, along with the ongoing roadway expansion surrounding and leading into our speedway, represents a tremendous long-term growth opportunity for us as well as advertisers and broadcasters."
    "These strong 2005 results reflect the ever-growing demand and untapped potential of Las Vegas Motor Speedway's entertainment factor where our NASCAR NEXTEL Cup and Busch Series events were sold-out or near sold-out even with 13,000 additional temporary seats. Looking beyond this quarter, all of our NASCAR NEXTEL Cup and Busch Series event sponsorships for 2005 are pre-sold and strong interest continues to develop in Texas Motor Speedway's new NASCAR triple header weekend in November 2005," stated O. Bruton Smith, chairman and chief executive officer of Speedway Motorsports.
    "SMI is constructing approximately 8,000 new premium seats at Las Vegas Motor Speedway because of the overwhelming demand for its NASCAR NEXTEL Cup and Busch Series events. Our event and official sponsorships are trending well ahead of last year and corporate marketing interest and promotional spending appears to be broadening and gaining momentum. We believe these factors demonstrate the increasing marketing appeal of the demographics surrounding motorsports entertainment and the merits of SMI investing in first-class facilities and premium markets. We believe SMI remains well positioned for continued strong growth visibility in 2005 and beyond with excellent marketing opportunities for broadcasters, sponsors and other corporate partners."
    Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Infineon Raceway, Las Vegas Motor Speedway, Lowe's Motor Speedway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiary, and manufactures and distributes smaller-scale, modified racing cars through its 600 Racing subsidiary. The Company also owns Performance Racing Network which broadcasts syndicated motorsports programming to over 710 radio stations nationwide. For more information, visit the Company's website at www.gospeedway.com.
    This news release contains forward-looking statements, particularly statements with regard to the Company's future operations and financial results. There are many factors that affect future events and trends of the Company's business including, but not limited to, consumer and corporate spending sentiment, air travel, governmental regulations, military actions, national or local catastrophic events, the success of and weather surrounding NASCAR, IRL, NHRA and other racing events, our relationship with NASCAR and other sanctioning bodies, the success of expense reduction efforts, capital projects, expansion, stock repurchases, financing needs, insurance, litigation, and economic conditions. These factors and other factors, including those contained in Exhibit 99.1 to the Company's Annual Report on Form 10-K, involve certain risks and uncertainties that could cause actual results or events to differ materially from management's views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.
    Note: Speedway Motorsports will host a conference call and web-cast today at 11:00 a.m. ET which are open to all participants. To participate in the conference call, you may dial 877-616-4485 for US and Canadian calls or 706-643-3796 for International calls. The reference number is 5524402. A web-cast of the call by CCBN can be accessed at the Company's website at www.gospeedway.com. To listen to a playback of the call, you may dial 800-642-1687 (US or Canada) or 706-645-9291 (International) beginning after 12:00 noon (ET) April 27th through midnight (ET) May 9th. The reference number is 5524402. Participating in the call will be H.A. Wheeler, Chief Operating Officer and President; William R. Brooks, Chief Financial Officer and Executive Vice President; Marcus G. Smith, Executive Vice President, National Sales and Marketing; and Marylaurel E. Wilks, Vice President, Communications and General Counsel.



Speedway Motorsports, Inc. and Subsidiaries
Selected Financial Data - Unaudited
For The Three Months Ended March 31, 2005 and 2004
(In thousands except per share amounts)


                                                  Three Months Ended
                                                ----------------------
INCOME STATEMENT DATA                            3/31/2005  3/31/2004
----------------------------------------------------------------------

REVENUES:
  Admissions                                       $32,207    $48,839
  Event related revenue                             27,878     32,091
  NASCAR broadcasting revenue                       25,210     30,464
  Other operating revenue                           10,036     10,780
----------------------------------------------------------------------
     Total Revenues                                 95,331    122,174
----------------------------------------------------------------------
EXPENSES AND OTHER:
  Direct expense of events                          15,086     19,397
  NASCAR purse and sanction fees                    17,141     21,725
  Other direct operating expense                     8,610     10,075
  General and administrative                        17,224     16,510
  Depreciation and amortization                      9,268      9,024
  Interest expense, net                              5,949      4,434
  Other expense (income), net                         (920)       110
----------------------------------------------------------------------
     Total Expenses and Other                       72,358     81,275
----------------------------------------------------------------------
Income Before Income Taxes                          22,973     40,899
Income Tax Provision                                 8,937     16,155
----------------------------------------------------------------------
NET INCOME                                         $14,036    $24,744
----------------------------------------------------------------------


BASIC EARNINGS PER SHARE                             $0.32      $0.58
Weighted average shares outstanding                 43,915     42,999

DILUTED EARNINGS PER SHARE                           $0.32      $0.57
Weighted average shares outstanding                 44,216     43,332

Major NASCAR-sanctioned Events Held During
 Period                                                  4          5


    Significant Race Schedule Changes:

    --  Bristol Motor Speedway held one NASCAR NEXTEL Cup and one
        Busch Series racing event in the first quarter 2004 that will be reported in the second quarter 2005

    -- Atlanta Motor Speedway held one NASCAR Busch Series racing event in the first quarter 2005



BALANCE SHEET DATA                               3/31/2005 12/31/2004
----------------------------------------------------------------------

Cash and cash equivalents                         $252,161   $216,731
Total current assets                               348,553    288,025
Property and equipment, net                        935,568    913,987
Goodwill and other intangible assets,
 net                                               157,854    157,917
Total assets                                     1,479,593  1,398,343

Deferred race event income, net                    146,101     99,589
Total current liabilities                          190,226    142,887
Revolving credit facility borrowings                50,000     50,000
Total long-term debt                               430,263    427,149
Total
 liabilities                                       829,776    765,018
Total stockholders' equity                        $649,817   $633,325
----------------------------------------------------------------------

    CONTACT: Speedway Motorsports, Inc.
             Lauri Wilks, 704-455-3239